EXHIBIT 10.1

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Second Amendment”) is made and entered into by and between US INDUSTRIAL REIT II, a Texas real estate investment trust (“Landlord”) and ELECTRONIC ARTS INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Louisville Realty Corporation, a Delaware corporation (“Original Landlord”) and Tenant entered into that certain Lease Agreement dated April 1, 1999 (the “Original Lease”), whereby Original Landlord leased to Tenant approximately 250,000 rentable square feet (the “Premises”) on the east side of the building located at 5000 Commerce Crossings Drive, Louisville, Kentucky (the “Building”), as more particularly described in the Original Lease;

WHEREAS, Original Landlord and Tenant entered into that certain First Amendment of Lease dated February 23, 2004 (the “First Amendment”), wherein the Term of the Original Lease was extended through April 30, 2010 (the Original Lease, as amended by the First Amendment, shall be referred to herein as the “Lease”);

WHEREAS, Landlord is successor in interest to that of Original Landlord; and

WHEREAS, Landlord and Tenant desire to further amend the Lease to provide for a further extension of the Term.

NOW, THEREFORE, in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows (capitalized terms used herein having the meaning attributed to them in the Lease unless specifically otherwise provided):

1. Term. The Term is hereby extended to expire on April 30, 2015 (the “Extended Term”).

2. Renewal Options. Paragraph 4 of the Original Lease is hereby deleted in its entirety. The first clause of Paragraph 5 of the First Amendment is hereby deleted in its entirety and replaced by the following:

“Tenant shall have two (2) consecutive options (each, a “Renewal Option”) to renew the Term with respect to all (but not less than all) of the Premises demised under or pursuant to the Lease for additional terms (each, a “Renewal Term”) of five (5) years each, commencing on the day immediately following the expiration date of the Term or Renewal Term then in effect, under the following terms and conditions and subject to there being no material adverse change in Tenant’s financial condition:”

Similarly, Paragraph 5(c)(i) of the First Amendment is hereby deleted in its entirety and replaced by the following:

“The Base Rent for the first and second Renewal Terms shall be equal to the then prevailing market rent (“Prevailing Market Rent”) for similar institutional quality bulk warehouse space with a minimum twenty-eight foot (28’) clear height located within a radius of ten (10) miles of the Premises (the “Relevant Market Rent”). In no event shall the rental rate for any Renewal Term be less than the adjusted rental rate payable under this Lease on the expiration date of the Term or Renewal Term then in effect.”

3. Annual Base Rent. Notwithstanding anything in the Lease to the contrary, Tenant hereby agrees to pay annual Base Rent during the Extended Term with respect to the Premises according to the following schedule and in accordance with the Lease:

Periods During the Extended Term	Annual Base Rent Rate Per Square Foot of Net Rentable Area	Annual Base Rent	Monthly Payment
04/01/09 - 05/31/09	$0.00	$0.00	$0.00
06/01/09 - 12/31/09	$2.20	$550,000.00	$45,833.33
01/01/10 - 01/31/10	$0.00	$0.00	$0.00
02/01/10 - 04/30/10	$2.20	$550,000.00	$45,833.33
05/01/10 - 04/30/11	$2.60	$650,000.00	$54,166.67
05/01/11 - 04/30/12	$3.20	$800,000.00	$66,666.67
05/01/12 - 04/30/13	$3.30	$825,000.00	$68,750.00
05/01/13 - 04/30/14	$3.40	$850,000.00	$70,833.33
05/01/14 - 04/30/15	$3.50	$875,000.00	$72,916.67

Notwithstanding the foregoing, Landlord acknowledges receipt of Base Rent for the months of April, 2009, May, 2009, and June, 2009, paid pursuant to the terms and provisions of Paragraph 3 of the First Amendment, in the aggregate amount of One Hundred Seventy-One Thousand Eight Hundred Seventy-Five and 01/100 Dollars ($171,875.01). Accordingly, such advance payment of Base Rent shall be credited against Tenant’s obligation to pay Base Rent, as set forth above, for the months of June, 2009, July, 2009, and August, 2009, and the remainder of such advance payment of Base Rent ($34,375.02) shall be credited as a partial payment against Tenant’s obligation to pay Base Rent, as set forth above, for the month of September, 2009.

4. Additional Rent. During the Extended Term, Tenant shall continue to pay, as and when due, as Additional Rent, Tenant’s pro rata share of the Operating Costs of the Building and Property. In addition, during the Extended Term, Tenant shall continue to pay, as Additional Rent, all other amounts payable by Tenant pursuant to the terms and provisions of the Lease.

5. Controllable Costs. During the Extended Term, Controllable Costs shall continue to be capped pursuant to Paragraph 11 of the Original Lease (as amended by Paragraph 8(a) of the First Amendment); provided, however, Controllable Costs used to calculate the Additional Rent payable by Tenant under said Paragraph 11 of the Original Lease (as amended by Paragraph 8(a) of the First Amendment) shall not be increased by more than three percent (3%) cumulative per calendar year on a compounded basis. Tenant, at its expense has the right to audit expenses annually during the Extended Term pursuant to the terms and provisions of Paragraph 11 of the Original Lease.

6. Condition of the Leased Premises. By its execution of this Second Amendment, Tenant acknowledges and agrees that all leasehold improvements and tenant finish in the Premises are in good and satisfactory condition, acceptable to Tenant, and Tenant acknowledges that it accepts the Premises in its present condition, i.e., “AS IS” and “WITH ALL FAULTS”. Tenant acknowledges that no representations as to the repair of the Premises or the Building, nor promises to alter, remodel or improve the Premises or the Building have been made by Landlord. Notwithstanding the foregoing, Landlord shall construct and install permanent leasehold improvements and tenant finish within the Premises in accordance with, and subject to the limitations and conditions set forth in Exhibit “A” attached hereto. Landlord and Tenant each agree that this document constitutes the entire agreement of the parties with respect to the condition of the Premises and there were no verbal representations, warranties or understandings pertaining to this Second Amendment.

7. Termination Option. Subject to and upon the terms, provisions and conditions set forth in this Paragraph, Tenant shall have the option (the “Termination Option”) to terminate the Lease with respect to all of the Premises effective as of October 31, 2012 (the “Early Termination Date”). In order to exercise the Termination Option, Tenant must (i) give Landlord written notice of its exercise of the Termination Option not later than January 31, 2012, and (ii) concurrently with the delivery of such notice, pay the Termination Fee (as hereinafter defined) to Landlord. If Tenant fails to give notice of exercise of the Termination Option by such deadline, such Termination Option shall be deemed waived and of no further force and effect. If Tenant gives notice of exercise of the Termination Option by such deadline, but fails to pay the Termination Fee to Landlord, Landlord may at its option either (A) deem the Termination Option waived and of no further force and effect or (B) enforce the termination of the Lease, effective as of such Early Termination Date, and Tenant’s obligation to pay the Termination Fee. The “Termination Fee” shall be an amount equal to Four Hundred Twenty-Seven Thousand Five Hundred and No/100 Dollars ($427,500.00). The Termination Option may be exercised by Tenant only if, at the time of such exercise and on the Termination Date, no Event of Default exists (unless Landlord, in its sole discretion, elects to waive such condition). Tenant shall have no right to assign the Termination Option nor shall any subtenant have the right to exercise the Termination Option.

8. Expansion Option. In the event any or all of the remaining rentable space in the Building (for purposes of this Paragraph 8, the “Expansion Space”) becomes available for lease, within sixty (60) days thereafter, Landlord shall give Tenant written notice thereof (the “Availability Notice”), which notice shall include a description of the Expansion Space and the date such Expansion Space will become available, and subject to the renewal rights, expansion rights, rights of first refusal and rights of first offer of other tenants in the Building heretofore granted by Landlord or which are included in any lease executed hereafter to which Tenant fails to exercise its rights under this Paragraph 8, Tenant shall have ten (10) days from the receipt of the Availability Notice to either (i) elect to lease said space as of the time of availability of such Expansion Space for occupancy, or (ii) notify Landlord that it does not desire to lease said Expansion Space. In the event Tenant declines or fails to respond within said ten (10) day period, Tenant shall be deemed to have elected not to lease such Expansion Space, Section 9 of this Second Amendment shall be deemed of no further force or effect with respect to such Expansion Space, and Landlord shall have the right to lease such Expansion Space in Landlord’s sole discretion. If Tenant elects to lease the Expansion Space, then effective as of the date of availability of the Expansion Space, as set forth in the Availability Notice (subject to any holding over by a prior tenant of such Expansion Space) (the “Expansion Space Delivery Date”), such Expansion Space shall become a part of the Premises (and Tenant and its agents may access such space and otherwise move into such space), the annual Base Rent per square foot of rentable area for such Expansion Space shall be equal to the then applicable Base Rent with respect to the remainder of the Premises (and all subsequent increases in Base Rent) and such Expansion Space shall be subject to all of the terms, provisions and conditions of the Lease, except for any terms, covenants and conditions that are expressly or by their nature inapplicable to such Expansion Space and except that (a) Base Rent and Tenant’s Additional Rent with respect to such Expansion Space (or a lesser portion thereof) shall commence on the Expansion Space Delivery Date, (b) such Expansion Space and any and all leasehold improvements therein will be provided in its current “AS IS, WHERE IS” condition; provided however, Tenant will be provided with a leasehold improvement allowance equal to One and No/100 Dollars ($1.00) multiplied by the rentable square footage of such Expansion Space, multiplied by the number of months remaining in the Extended Term as of the date of Landlord’s delivery of the Expansion Space to Tenant and divided by seventy-three (73), which is the total number of months in the Extended Term and (c) the Term of the Lease insofar as it relates to such Expansion Space shall be coterminous with the Term (as same may be extended pursuant to the terms and provisions of the Lease) with respect to the Premises. The Lease shall be deemed to have been automatically amended in accordance with this Paragraph 8 as of such Expansion Space Delivery Date, and Tenant and Landlord shall thereafter promptly execute and deliver an appropriate amendment of the Lease to evidence the foregoing. The right of Tenant to lease the Expansion Space may be exercised by Tenant only if at the time of such exercise, no Event of Default exists (unless Landlord, in its sole discretion, elects to waive such condition). No subtenant of the Premises shall have the right to exercise the rights of Tenant under this Paragraph 8. Notwithstanding anything set forth in this Paragraph 8 to the contrary, Tenant’s rights to lease the Expansion Space pursuant to this Paragraph 8 shall terminate on the day that is two (2) years from the Effective Date of this Second Amendment.

9. Right of First Refusal. (a) Paragraph 7 of the First Amendment is hereby deleted in its entirety. Subject to the terms and provisions of Paragraph 8 above, from and after the day that is two (2) years from the Effective Date of this Second Amendment, and subject to the renewal rights, expansion rights, rights of first refusal and rights of first offer of other tenants in the Building heretofore granted by Landlord or which are included in any lease executed hereafter to which Tenant fails to exercise its Right of Refusal under this Paragraph 9, Tenant shall have a one time right of first refusal (the “Right of Refusal”) to lease all remaining rentable space in the Building (for purposes of this Paragraph 9, the “Refusal Space”). The “one-time” nature of the Right of Refusal shall mean that Tenant’s Right of Refusal shall apply only the first time each portion of the Refusal Space becomes available. For example, in the event one-half of the Refusal Space becomes available, Tenant’s Right of Refusal shall apply the first time said space becomes available during the Extended Term, but no subsequent availability of such space shall trigger the Right of Refusal. Similarly, in the event at a later date the remaining one-half of the Refusal Space becomes available, Tenant’s Right of Refusal shall apply the first time said space becomes available during the Extended Term, but no subsequent availability of such space shall trigger the Right of Refusal.

(b) In the event Landlord desires to accept an offer to lease all or a portion of the Refusal Space from any third party (a “Lease Offer”), as evidenced by a term sheet or letter of intent signed by the third party prospect (subject to any confidentiality requirements of such third party prospect), Landlord shall give Tenant written notice thereof (the “ROFR Availability Notice”), which notice shall state Landlord’s determination of the Prevailing Market Rent rate for such Refusal Space described in the Lease Offer and Tenant shall have five (5) business days from the date of receipt of the ROFR Availability Notice to either (i) elect to lease said space at the Prevailing Market Rent rate stated in the ROFR Availability Notice, by delivering written notice thereof (the “Election Notice”) to Landlord within such five (5) business day period, or (ii) notify Landlord that it does not desire to lease said space. In the event Tenant notifies Landlord that it does not desire to lease said space or Tenant fails to deliver the Election Notice to Landlord within said five (5) business day period, Tenant shall be deemed to have elected not to lease said space, and Tenant’s Right of Refusal with respect to the Refusal Space (or portion thereof, as applicable) shall thereafter be of no further force or effect.

(c) If Tenant exercises the Right of Refusal, then effective as of the date Landlord delivers possession of the Refusal Space to Tenant, such Refusal Space shall become a part of the Premises, the annual Base Rent per rentable square foot for such Refusal Space shall be equal to the Prevailing Market Rent rate as stated in the ROFR Availability Notice and such Refusal Space shall be subject to all of the terms, provisions and conditions of this Lease, except for any terms, covenants and conditions that are expressly or by their nature inapplicable to such Refusal Space, except that (i) Base Rent and Tenant’s pro rata share of Operating Costs with respect to such Refusal Space shall commence to accrue on the date of Landlord’s delivery of the Refusal Space to Tenant, (ii) such Refusal Space and any and all leasehold improvements therein will be provided in the condition they exist (i.e. “AS IS” and “WITH ALL FAULTS”) on such delivery date, and (iii) the Term of the Lease insofar as it relates to such Refusal Space shall be equal to the Term with respect to the remainder of the Premises, provided that (1) during the portion of the Term for such Refusal Space which corresponds to the term set forth in the Availability Notice, the Base Rent with respect to the Refusal Space shall be as is set forth in the Availability Notice, and during the portion of the Term which extends beyond the term set forth in the Availability Notice with respect to the Refusal Space, if any, the Base Rent with respect to the Refusal Space shall be at Tenant’s then escalated Base Rent with respect to the remainder of the Premises, and Tenant shall be responsible to pay the same fixed Base Rent increases (at the same times) on the Refusal Space as are contained in the Lease for the remainder of the Premises; and (2) if the term set forth in the Availability Notice with respect to the Refusal Space extends beyond the Term with respect to the remainder of the Premises, as a condition precedent to Tenant’s exercise of the Right of Refusal, the Term with respect to the remainder of the Premises shall be extended (by amendment to the Lease) to be coterminous with the term set forth in the Availability Notice with respect to the Refusal Space, and the Base Rent payable with respect the remainder of the Leased Premises during such extension shall be the Prevailing Market Rental Rate (as hereinafter defined), as reasonably determined by Landlord. The Lease shall be deemed to have been automatically amended in accordance with this Paragraph 9 as of the date Tenant delivers its Election Notice to Landlord expressing its desire to lease such Refusal Space, and Tenant and Landlord shall thereafter promptly execute and deliver an appropriate amendment of the Lease to evidence the foregoing.

(d) As used in this Paragraph 9, the term “Prevailing Market Rental Rate” means, as to the space subject to this Second Amendment for which it is being determined (the “Subject Premises”), the Base Rent that a willing tenant would pay and a willing landlord would accept in arm’s length, bona fide negotiations for a comparable lease transaction (i.e., a renewal or right of first refusal, as applicable) to be executed at the time of determination, for the Subject Premises for the lease term that such rate will be in effect. The determination of the Prevailing Market Rental Rate will be based upon a comparison of the term of Tenant’s lease of the Subject Premises to other lease transactions in the Building and in other multi-tenant office buildings in the applicable submarket of Louisville, Kentucky, with appropriate adjustments as necessary to equate the other lease transactions being compared with the applicable terms of the Lease, taking into consideration all relevant factors including, without limitation, use, location and/or floor level within the applicable building, definition of rentable area, leasehold improvements and allowances provided, quality and location of the applicable building (taking into consideration renovations), rental concessions (such as moving expenses, abatements and lease assumptions), extent of services to be provided, distinction between “gross” and “net” lease, base year or expense stop, the creditworthiness of the tenant, whether the comparison lease transaction was a renewal or expansion of an existing lease (and if so, whether the renewal or expansion was pursuant to an exercise of a previously negotiated option), the time the comparison lease became effective and any special rights of the tenant or obligations of the landlord under the comparison lease.

(e) The Right of Refusal may be exercised by Tenant only if, at the time of such exercise, no Event of Default exists (unless Landlord, in its sole discretion, elects to waive such condition). No subtenant of the Premises shall have the right to exercise the rights of Tenant under this Paragraph 9.

10. SNDA. Following the Effective Date, and conditioned upon Tenant submitting an original counterpart to Landlord that has been executed by Tenant, Landlord shall use its good faith efforts to obtain a fully executed subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit “B”.

11. Brokers. Each party represents and warrants to the other that it has not dealt with any real estate broker, salesman or finder in connection with this Second Amendment and no other person initiated or participated in the negotiation of this Second Amendment or is entitled to any commission or other payment in connection herewith except Jones Lang LaSalle, for whom Landlord shall be solely responsible. Tenant agrees to indemnify, defend (with counsel reasonably satisfactory to Landlord) and hold harmless Landlord from and against any liability from all other claims for commissions arising from the negotiation of this Second Amendment.

12. Miscellaneous. (a) Except as expressly amended hereby, all other items and provisions of the Lease remain unchanged and continue to be in full force and effect.

(b) This Second Amendment may be executed in multiple counterparts, and by the parties hereto on separate counterparts, each of which shall be deemed to be an original, and all of which together shall constitute but one agreement.

[END OF TEXT]

IN WITNESS WHEREOF, executed to be effective as of the 1st day of April, 2009 (the “Effective Date”).

“Landlord”

US INDUSTRIAL REIT II, a Texas real estate investment trust

By:	/s/ Stanley R. Alterman
Name:	Stanley R. Alterman
Title:	Executive Managing Director

“Tenant”

ELECTRONIC ARTS INC., a Delaware corporation

By:	/s/ Curt Wilhelm
Name:	Curt Wilhelm
Title:	VP, Global Real Estate & Facilities

EXHIBIT “A”

WORK LETTER

1. General.

1.1 Tenant Work. Landlord shall furnish and install within the Premises the tenant finish and leasehold improvements more particularly described in Schedule 1 attached hereto and made a part hereof (the “Tenant Work”). The Tenant Work shall be constructed pursuant to this Exhibit “A” and shall be performed only by Landlord’s contractor. All Tenant Work shall become the property of Landlord upon expiration or earlier termination of the Lease and shall remain on the Premises at all times during the Term of the Lease.

1.2 Construction Representatives. Landlord hereby appoints and Tenant hereby approves the following person as Landlord’s Representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Exhibit “A”. Tenant hereby appoints and Landlord hereby approves the following person as Tenant’s Representative (“Tenant’s Representative”) to act for Tenant in all matters covered by this Exhibit “A”.

Landlord Representative:	Tenant Representative:
Tim Wood	Todd Nichols
Director of Construction Services	Sr. Director Distribution Center
NTS	Phone: (502) 810-1922
10172 Linn Station Road	tnichols@ea.com
Louisville, Kentucky 40223
Phone: (502) 429-9888 (x. 363) twood@ntsdevco.com

All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Exhibit “A” shall be made to Landlord’s Representative or Tenant’s Representative as the case may be. Authorization made by Tenant’s Representative shall be binding on Tenant and Tenant shall be responsible for all costs authorized by Tenant’s Representative. Authorization made by Landlord’s Representative shall be binding on Landlord. Either party may change its Representative under this Exhibit “A” at any time by written notice to the other party.

1.4 General Contractor. Landlord shall obtain bids for the Tenant Work from not less than three (3) general contractors, one of which may be designated by Tenant. Assuming all other things being equal, Landlord shall select the general contractor who submits the lowest bid for the Tenant Work.

2. Change Orders. If Tenant desires any change or addition to the Tenant Work or materials to be provided by Landlord pursuant to this Exhibit “A”, Tenant shall provide Landlord with a request for a proposal for change. Landlord shall respond to Tenant’s request with a change quotation, including the scope of the work, the cost, and the delay in Substantial Completion, if any, as soon as possible, but in no event later than five (5) business days after such request is made. If Tenant approves such change quotation, Landlord shall issue a change order. All additional expenses attributable to any change order requested by Tenant and approved by Landlord shall be payable along with a ten percent (10%) overhead and administration fee to Landlord by Tenant upon approval by Tenant of the change order cost and/or delay, if any.

3. Construction of Tenant Work. Landlord’s contractor shall commence and diligently proceed with the construction of all of the Tenant Work, subject to delays beyond the reasonable control of Landlord or its contractor. Promptly upon the commencement of the Tenant Work, Landlord shall furnish Tenant with a construction schedule setting forth the projected completion dates therefor and showing the deadlines for any actions required to be taken by Tenant during such construction, and Landlord may from time to time during the prosecution of the Tenant Work modify or amend such schedule due to unforeseeable delays encountered by Landlord. Landlord shall make a reasonable effort to meet such schedule as the same may be modified or amended. Landlord’s contractor will coordinate the construction schedule and the execution of the Tenant Work with Tenant’s Representative to ensure minimal interruptions to Tenant’s business operations. Tenant acknowledges that Tenant will reasonably cooperate with Landlord’s contractor in connection with such contractor’s construction and scheduling of the Tenant Work.

4. Substantial Completion.

4.1 General. Landlord shall use good faith and commercially reasonable efforts to Substantially Complete (as defined below) the Tenant Work in accordance with the terms of this Exhibit “A” by January 1, 2010, but neither the validity of this Second Amendment nor the obligations of Tenant under the Lease shall be affected by a failure to Substantially Complete the Tenant Work by such date, and Tenant shall have no claim against Landlord because of Landlord’s failure to Substantially Complete the Tenant Work on the date originally fixed therefor. Notwithstanding the foregoing, if Substantial Completion of the Tenant Work has not been achieved by January 1, 2010 (such date to be extended on a day for day basis for each day of Tenant Delay (as defined below) and/or Force Majeure (as defined below)), Base Rent payable during the Extended Term shall be abated (in addition to the abated/free Base Rent to which Tenant is entitled pursuant to Section 3 of this Second Amendment), as Tenant’s sole and exclusive remedy, for the number of days equal to the product derived by multiplying (a) and (b) where (a) is two (2) and (b) is the number of days between January 1, 2010 and the day immediately preceding the date of Substantial Completion of the Tenant Work. For purposes hereof, the term “Tenant Delay” means the sum of (i) the number of days of delay in responding to Landlord’s request for approval of any documentation in connection with the Tenant Work, (ii) the number of days of delay in preparing any of such documentation caused by changes requested by Tenant to any aspect of the Tenant Work which were reflected in the documentation theretofore approved by Tenant, and (iii) the positive difference, if any, between the increase and decrease in the number of days required to complete the Tenant Work caused by changes requested by Tenant to the working drawings after Tenant’s approval thereof. For purposes hereof, the term “Force Majeure” means strikes, acts of God, shortages of labor or materials, war, terrorist attacks (including bio-chemical attacks), civil disturbances and other causes beyond the reasonable control of Landlord.

4.2 Substantial Completion. “Substantial Completion” of the Tenant Work shall be conclusively deemed to have occurred as soon as the Tenant Work to be installed by Landlord pursuant to this Exhibit “A” have been constructed in accordance with the terms and provisions of this Exhibit “A” and approved change orders for the Tenant Work and a final building inspection by the proper governmental entity. Notwithstanding the above, the Tenant Work shall be considered Substantially Complete even though there remain to be completed in the Premises punch list items, the lack of completion of which will not materially interfere with Tenant’s permitted use of the Premises.

5. Punch-List. Upon Substantial Completion of the Tenant Work, Landlord and Tenant shall examine the Tenant Work and shall agree upon the final “Punch-List” which will specify any portion of the Tenant Work that requires correction. Failure of Tenant to submit a Punch-List to Landlord within seven (7) days following the date of Substantial Completion shall constitute an acknowledgement by Tenant that all Tenant Work is satisfactory. Landlord agrees to correct and complete any such items outlined in the Punch-List as soon as practicable.

6. Removal of Cabling. All computer, telecommunications or other cabling (collectively, “Cabling”) installed by Tenant inside any of the interior walls of the Premises, above the ceiling of the Premises, in any portion of the ceiling plenum above or below the Premises, or in any portion of the Common Areas of the Building, including but not limited to any of the shafts or utility rooms of the Building, shall be clearly labeled or otherwise identified as having been installed by Tenant. All Cabling installed by Tenant shall comply with the requirements of the National Electric Code and any other applicable fire and safety codes. Upon the expiration or earlier termination of the Lease, Tenant shall remove all Cabling installed by Tenant anywhere in the Premises or the Building to the point of the origin of such Cabling, and repair any damage to the Premises or the Building resulting from such removal.

SCHEDULE 1

TENANT WORK

[See attached eighteen (18) pages]

EXHIBIT “B”

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

MassMutual Loan

No.

Massachusetts Mutual Life Insurance Company

1500 Main Street, Suite 2100

Springfield, Massachusetts, 01115-5189

Attention: Mortgage Loan Administration

Real Estate Finance Group

Re: 5000 Commerce Crossings Drive, Louisville, Kentucky

The undersigned, ELECTRONIC ARTS INC., a Delaware corporation, (“Tenant”) understands that Massachusetts Mutual Life Insurance Company (“Lender”) has made or will be making a loan (the “Loan”) to US INDUSTRIAL REIT II, a Texas real estate investment trust (“Landlord”) secured by a mortgage or deed of trust (the “Mortgage”) encumbering the real property (the “Property”) described on Exhibit A, attached hereto and made a part hereof. Tenant and Landlord entered into a lease agreement (as amended, the “Lease”) dated April 1, 1999, by which Tenant leased from Landlord certain premises located at 5000 Commerce Crossings Drive, Louisville, Kentucky (the “Leased Premises”), and constituting a portion of the Property. Lessee desires to be able to obtain the advantages of the Lease and occupancy thereunder in the event of foreclosure of the Mortgage and Lender wishes to have Lessee confirm the priority of the Mortgage over the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

1.	Tenant hereby subordinates all of its right, title and interest under the Lease to the lien, operation and effect of the Mortgage and any other mortgages on the Property to or for the benefit of Lender (as the same may be modified and/or extended from time to time) now or hereafter in force against the, and to any and all existing and future advances made under such Mortgage and any other mortgages to or for the benefit of Lender.

2.	In the event that Lender becomes the owner of the Property by foreclosure, deed in lieu of foreclosure, or otherwise, Tenant agrees to unconditionally attorn to Lender and to recognize it as the owner of the Property and the Landlord under the Lease. The Lender agrees not to terminate the Lease or disturb or interfere with Tenant’s possession of the Leased Premises during the term of the Lease, or any extension or renewal thereof, so long as Tenant is not in default under the Lease beyond applicable notice, grace and cure periods, if any.

3.	Tenant agrees to commence paying all rents, revenues and other payments due under the Lease directly to Lender after Lender notifies Tenant that Lender is the owner and holder of the Loan and is invoking Lender’s rights under the Loan documents to directly receive from Tenant all rents, revenues and other payments due under the Lease. By making such payments to Lender, Tenant shall be deemed to have satisfied all such payment obligations to Landlord under the Lease.

4.	This Agreement shall inure to the benefit of Lender’s affiliates, agents, co-lenders and participants, and each of their respective successors and assigns (each a “Lender Party” and collectively, the “Lender Parties”).

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Subordination, Non-Disturbance and Attornment Agreement to be duly executed as of the 22nd day of June, 2009.

TENANT:

ELECTRONIC ARTS INC., a Delaware corporation

By:	/s/ Curt Wilhelm
Name:	Curt Wilhelm
Title:	VP, Global Real Estate & Facilities

LANDLORD:

US INDUSTRIAL REIT II, a Texas real estate investment trust

By:	/s/ Stanley R. Alterman
Name:	Stanley R. Alterman
Title:	Executive Managing Director

LENDER:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC, its authorized agent

By:	/s/ Victor Woolridge
Name:	Victor Woolridge
Title:	Managing Director

STATE OF California	)
)
COUNTY OF San Mateo	)

On June 22, 2009, before me, Kathleen Manalang, Notary Public, personally appeared Curtis John Wilhelm, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledge to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument. I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature:	/s/ Kathleen Manalang
Notary Public
My Commissions Expires: October 21, 2012

COMMONWEALTH OF MASSACHUSETTS	)
	)	ss.
COUNTY OF HAMPDEN	)

On this, the 8th day of July 2009, before me, the undersigned party, personally appeared Victor Woolridge who acknowledged himself/herself to be a Managing Director of Babson Capital Management LLC, a Delaware limited liability company, and that he/she as such Managing Director being authorized to do so, executed the foregoing Subordination, Non-disturbance and Attornment Agreement for the purposes therein contained by signing the name of the corporation by himself/herself as Managing Director.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Apryl Bovino
Notary Public
My Commission Expires: March 07, 2014

STATE OF Texas	)
) ss.
COUNTY OF Bexar	)

On this, the 26th day of June 2009, before me, the undersigned party, personally appeared Stanley R. Alterman who acknowledged himself/herself to be the Executive Managing Director of US INDUSTRIAL REIT II, a Texas real estate investment trust, and that he/she as such Executive Managing Director, being authorized to do so, executed the foregoing Subordination, Non-disturbance and Attornment agreement for the purposes therein contained by signing the name of the real estate investment trust by himself/herself as Executive Managing Director.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Peggy Siefken
Notary Public
My Commissions Expires: 06-03-2010